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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT




                       Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934

                             February 21, 1995
               Date of Report  (Date of earliest event reported)


                           SILICON VALLEY GROUP, INC.
             (Exact name of registrant as specified in its charter)


   California                     0-11348                     94-2264681
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(State or other                 (Commission                  (IRS Employer
jurisdiction of                 File Number)              Identification No.)
incorporation)



2240 Ringwood Avenue, San Jose, California                       95131
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(Address of principal executive offices)                       (Zip Code)

                                (408) 434-0500
                        (Registrant's telephone number,
                              including area code)
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ITEM 5.  OTHER EVENTS

         On February 21, 1995, Silicon Valley Group, Inc. (the "Company") entered into a business relationship with Intel Corporation ("Intel"), Motorola Inc. ("Motorola") and Texas Instruments Incorporated ("TI") (together, the "Investors").

         As part of this business relationship, the Investors purchased equal shares of an aggregate of 14,943 shares of the Company's newly designated Series B Convertible Redeemable Preferred Stock (the "Series B Preferred") at a price of $2,008 per share, for an aggregate purchase price of $30,005,544. As part of this business relationship, the Company also agreed to certain covenants with respect to the use of the proceeds, the rights to purchase initial units of future generations of Micrascan photolithography equipment and the development of the Micrascan technology, all of which are described in more detail below.

         Business Agreement. Pursuant to the terms of a Business Agreement by and among the Company, the Investors and SVG Lithography Systems, Inc. ("SVGL") dated as of February 21, 1995 (the "Business Agreement"), the Company agreed to invest the proceeds from the sale of the Series B Preferred in SVGL solely to
(i) increase SVGL's production capacity and to fund SVGL's research and development related to the development and production of Micrascan photolithography equipment, (ii) design and engineer such equipment, (iii) provide funding to purchase capital equipment and inventory directly related to or required to produce Micrascan photolithography equipment or develop and support Micrascan technology and (iv) improve facilities. The Company also agreed that Intel, Motorola, TI and International Business Machines Corporation ("IBM") will have certain rights to purchase future generations of the Company's Micrascan products.

         The Company has also agreed to use commercially reasonable efforts to obtain grants of $5 million per year for five years from the Department of Defense or the Advanced Research Projects Agency ("ARPA") to assist in the research, development and engineering of Micrascan equipment, which grants if obtained are to be used within 5 years of the date of the Business Agreement. The Company further agreed to invest at least an additional $25 million over a five year period to enable SVGL to significantly expand its manufacturing capacity, to enable SVGL to meet its commitments to customers to produce and deliver Micrascan equipment, to expand research and development, to develop and acquire tooling to produce Micrascan equipment and to provide sufficient working capital. This funding must come from sources other than proceeds from the sale of the Series B Preferred or grants from the Department of Defense or ARPA.

         The Company and SVGL further agreed to use commercially reasonable efforts to reach the product development milestones set forth in the Company's development agreements with SEMATECH Inc. ("SEMATECH"), and to fulfill all other conditions to receiving additional grants from SEMATECH.

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         Pursuant to the terms of the Business Agreement, in the event the
Company licenses its Micrascan technology to a third party and the Company's equipment fails to meet certain performance or delivery criteria, the Company is obligated to use commercially reasonable efforts to purchase equipment from the licensee for resale to the Investors, and if the Company fails to do so, the Investors have certain rights to purchase equipment from such third party where any geographic use restrictions or market exclusivity provisions imposed on such third party would otherwise have limited such purchase. The Company has agreed to certain restrictions on any merger, consolidation, or sale of assets, including any purchase of SVGL by IBM pursuant to the terms of the 1990 Stockholders Agreement among IBM, SVGL, the Company and The Perkin-Elmer Corporation, unless, in the good faith reasonable judgment of the Investors, a successor to the Company is as capable of meeting the Company's obligations under the Business Agreement as the Company and SVGL. The Investors have certain rights to attend and receive notices of and materials related to meetings of the Company's Board of Directors.

         If the Company breaches any covenant under the Business Agreement, so long as an Investor holds all of the Series B Preferred (or Common into which it is convertible) originally purchased, the holders of two thirds of the Series B Preferred (or Common into which it is convertible) will have the right to cause the Company to immediately redeem all such shares. In such event, the redemption price for the Series B Preferred will be the greater of (i) $2,208.80 plus accrued and unpaid dividends and (ii) 100 times the average of the closing sale prices of the Common Stock for the 10 trading days preceding the date of the uncured breach in the case of Series B Preferred. The redemption price for the Common Stock will be the greater of (i) $22.08 plus accrued and unpaid dividends and (ii) the average of the closing sale price of the Common Stock for the 10 trading days preceding the date of the uncured breach.

         Pursuant to the terms of the Series B Convertible Redeemable Stock Purchase Agreement, the Investors have agreed not to sell or otherwise dispose of any Common Stock of the Company for up to 210 days following the issuance of the Series B Preferred, subject to certain conditions, and to observe the trading policies with regard to the Company's Common Stock applicable to the Company's officers and principal stockholders. However, in connection with the proposed public offering the Investors have agreed not to sell their shares during the period from the date of the public offering through November 22, 1995. See "Registration Statement" below.

         Terms of the Series B Convertible Redeemable Preferred Stock. The Series B Preferred may be converted into Common Stock at any time at the holder's option. So long as the Company completes an underwritten public offering with net proceeds to the Company of at least $35 million by August 21, 1995 (the "Qualified Offering") the Series B Preferred will automatically convert into Common Stock at the applicable conversion price on the date of effectiveness of a resale-shelf registration statement with respect to the shares of Common Stock into which the Series B Preferred is convertible. Currently, each share of Series B Preferred is convertible into 100 shares of Common Stock. If the price to public in the Qualified Offering is less than $20.08 per share, the conversion price will be adjusted to equal the price to public in the Qualified Offering. The conversion price is also adjustable for other customary events, including (i) if the Company pays a dividend on any class of capital stock other than on the Series A Convertible Redeemable Preferred Stock, (ii) if the Company subdivides the shares of Common
Stock outstanding, (iii) if the Company issues rights or warrants to all holders of Common Stock entitling them to purchase Common Stock at a price per share less than the average of the closing price for the Common Stock on the Nasdaq National Market for




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the 20 trading days prior to the date on which the warrants or rights are issued, or (iv) if the Company issues certain evidences of indebtedness or assets to holders of its Common Stock, by dividend or otherwise.

         Commencing December 31, 1997, the holders of the Series B Preferred are entitled to receive cumulative dividends of $100.40 per annum per share payable quarterly. Holders of the Series B Preferred are entitled to a liquidation preference of $2,008 per share plus all accrued dividends (whether or not earned or declared) on such stock, in the event of a liquidation, dissolution, winding-up, merger or consolidation of the Company or SVGL, or upon the sale of all or substantially all of the assets of the Company or SVGL. The Series B Preferred ranks senior to the Series A Preferred Stock and Common Stock of the Company.

         Holders of the Series B Preferred, voting together as a single class, have the right to a separate two-thirds (2/3) class vote with respect to (i) any amendment, alteration or repeal of any provision of the Certificate of Incorporation or Bylaws or any designation of a new series of preferred stock of the Company that adversely affects the rights, preferences and privileges of the Series B Preferred or any of the provisions of the Series B Preferred, (ii) the authorization, designation or creation of, or the increase in the authorized amount of, any additional shares of Series B Preferred Stock, or shares of any class, or any security convertible into shares of any class, ranking senior to or on a parity with the Series B Preferred in the distribution of assets on any liquidation, dissolution or winding up of the Company, in the payment of dividends or in redemption rights, (iii) any corporate or shareholder action which reclassifies any outstanding shares into shares that have a preference to or are on parity with Series B Preferred as to the right to receive dividends as assets, (iv) the liquidation or dissolution of the Company or SVGL and (v) payment of dividends (other than in Common Stock) on the Common Stock. On all other matters submitted to a vote of the Company's stockholders, the holders of Series B Preferred vote with the holders of the Common Stock on an as converted basis, except as required by law.

         The Series B Preferred Stock may be redeemed at the option of the Company at any time after July 21, 1996. The redemption price will equal the greater of (i) $2,208.80 plus all accrued and unpaid dividends; or (ii) the sum determined by multiplying the number of Common Shares into which each share of Series B Preferred is then convertible by the average of the closing sales prices of the Common Shares for the ten trading days ending on the date of the redemption notice. Any such redemption may be made in a single payment or in equal annual installments over three years. If the Company has called for a redemption and elects to pay over three years and one of the transactions listed below occurs, then all shares of Series B Preferred shall be redeemed prior to the consummation of any such transaction: (i) SVGL sells all or substantially all of its assets to an entity other than the Company or an entity controlled by the Company or holders of the Company's Common Stock, (ii) SVGL consummates a merger consolidation or other transaction in which neither the Company, nor stockholders of the Company hold a majority of the voting power of the surviving entity, (iii) the Company sells all or substantially all of its assets to an entity as to which neither the Company nor a majority of




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the stockholders nor the Company and a majority of its stockholders hold a majority of the voting power, or (iv) the Company consummates a merger pursuant to which the stockholders of the Company fail to hold a majority of the voting securities of the surviving entity.

        Registration Statement. On March 2, 1995, the Company filed a Registration Statement on Form S-3 with respect to the proposed underwritten public offering of 5,000,000 shares of Common Stock (of which approximately 3,200,000 shares would be offered by the Company and 1,800,000 shares would be offered by a selling stockholder). The Investors have agreed with the underwriters that they will not sell the shares of Common Stock into which the Series B Preferred would convert from the date of the proposed public offering until November 22, 1995.



ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

         (c)     Exhibits

           4.1 Certificate of Designation of Series B Convertible Redeemable Preferred Stock of Silicon Valley Group, Inc.




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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated: March 2, 1995              SILICON VALLEY GROUP, INC.


                                  By:       /s/ Russell G. Weinstock
                                      ----------------------------------------
                                                Russell G. Weinstock
                                                Vice President and
                                                Chief Financial Officer